Press Release

RAND LOGISTICS ANNOUNCES
CAPTAIN SCOTT F. BRAVENER TO PURSUE OTHER INTERESTS

Jersey City, NJ - April 15, 2016 -- Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”), a leading provider of bulk freight shipping services through the Great Lakes region, today announced that the Company and Captain Scott F. Bravener have elected not to renew his employment agreement as President of Rand’s subsidiaries, Lower Lakes Towing Ltd. and Grand River Navigation Company, effective April 14, 2016.

“After more than 22 years with the Company, it was decided that Scott’s employment agreement would not be renewed and instead he has elected to pursue other interests,” stated Ed Levy, Rand’s President and CEO.  “Scott has helped this organization grow from a small tug and barge operator to become one of the largest marine transportation service providers operating on the Great Lakes today and the leader of the River-Class market segment.”

Levy continued, “I have a great amount of confidence in the Company’s management and in the future growth of our organization. Our experienced, collaborative and dedicated leadership team will ensure a smooth transition and positive momentum for our customers, employees, suppliers and business partners.”

“On behalf of the entire Company, I wish to thank Scott for his contributions over the years and wish him well in his future endeavors,” concluded Levy.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including three tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

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Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in certain of our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 11, 2015.

CONTACT:

Rand Logistics, Inc.

Corporate Communications:
Annemarie Dobler
(212) 863-9429
apdobler@randlogisticsinc.com

www.randlogisticsinc.com